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                                                                    EXHIBIT 99.1


                           [CARDIOGENESIS LETTERHEAD]


NEWS RELEASE for July 23, 2003 at 7:30 AM EDT

Contact:    Allen & Caron Inc                                     CardioGenesis
            Mike Mason (investors)        Len Hall (media)        Darrell Eckstein
            212-691-8087                  949-474-4300            714-649-5000
            michaelm@allencaron.com       len@allencaron.com

             CARDIOGENESIS CORPORATION REPORTS 2003 SECOND QUARTER,
                                SIX-MONTH RESULTS

FOOTHILL RANCH, CA (July 23, 2003) ... CardioGenesis Corporation (OTCBB:CGCP.OB), the worldwide leader in angina-relieving Transmyocardial Revascularization (TMR) and Percutaneous Myocardial Revascularization (PMR), today announced results for its second quarter and first six months ended June 30, 2003. Chairman and CEO Michael J. Quinn said that revenues for this year's second quarter and first six months increased modestly compared to revenues in the same periods last year and gross margins in the 2003 second quarter and first six months rose sharply from the prior year periods. The loss from operations in this year's second quarter and first six months declined from prior year periods despite a sharp increase in R&D in the second quarter and first six months of 2003 to support the Company's efforts to gain clearance from the U.S. Food and Drug Administration (FDA) to market the PMR system.

      Revenues in this year's second quarter were $3.1 million with a loss from operations of $879,000, compared to revenues of $3.0 million with a loss from operations of $1.2 million in the second quarter of 2002. The Company reported a net loss for the 2003 second quarter of $878,000, or a $0.02 loss per basic and fully diluted share, compared to net income of $1.1 million, or $0.03 per basic and fully diluted share for the second quarter of 2002. Results for the second quarter of 2002 included non operating income of $2.3 million from the Company's gain on the sale of its minority interest in a privately held medical products company.

       "The modest increase in revenues in this year's second quarter, when compared to last year's second quarter," Quinn said, "was driven by the effects of higher average selling prices, which were partially offset by fewer disposable hand piece sales in the quarter. Even though we lost money in this year's second quarter, we believe our TMR business in the quarter remained on track to develop into a consistently profitable business.

      "Interest in the procedure among cardiothoracic surgeons and potential patients continues to grow," Quinn added. "This continues to be evidenced by the increasing number of trained TMR surgeons and greater awareness of TMR among potential new users of the system and patients with advanced cardiovascular disease who are in need of relief from severe angina pain."

       For the first six months of 2003 revenues were $6.5 million, with a loss from operations of $760,000, compared to revenues for the first six months of the prior year of $6.2 million, with

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CARDIOGENESIS CORPORATION REPORTS
Page 2-2-2

a loss from operations of $2.4 million. The net loss for the first six months of 2003 was $757,000, or a $0.02 loss per basic and fully diluted share, compared to a net loss for the first six months of last year of $102,000, or a $0.00 loss per basic and fully diluted share. Results for the first six months of 2002 included the $2.3 million of non-operating income recorded in the 2002 second quarter.

      Gross profit margins as a percentage of sales rose to 84 percent and 83 percent, respectively, in the second quarter and first six months of 2003, up significantly from 78 percent and 76 percent, in the prior year's respective periods and in line with the upward trend in gross margins seen in prior quarters. The increase in gross margins is due to higher average selling prices of the Company's products and ongoing improvements in manufacturing by our contract manufacturer.

      Total operating expenses for the 2003 second quarter and first six months were $3.5 million and $6.1 million, respectively, which included $448,000 and $659,000, respectively, of R&D expenses associated with PMR.

      Quinn said that the Company remains committed to PMR, its less invasive, catheter-based version of TMR. He said the Company continues to work even more closely with the FDA, and that the FDA and the Company have agreed to work interactively to attempt to settle the scientific dispute in connection with the Company's pending Premarket Approval (PMA) supplement for its PMR system.

      On July 18, the Company announced that the August 20, 2003 meeting with the FDA Medical Device Dispute Resolution Panel (MDDRP) has been cancelled based upon a decision by CardioGenesis and the FDA that the FDA will review additional data to be submitted by the Company in support of its PMA for the PMR system. This decision does not preclude the Company and the FDA from scheduling a MDDRP hearing in the future. The FDA has agreed to reschedule the hearing before the MDDRP if the dispute cannot be resolved.

      Quinn said, "Based upon our agreement with the FDA, we expect the review of the additional information to occur rapidly and are hopeful that we will receive a timely decision on the status of our PMR supplement. Even though it will take a few weeks to complete and submit the requested information, we believe this can be our fastest pathway to achieving approval of PMR. We are confident and optimistic that the strength of our clinical data coupled with the submission of the additional information to the FDA can effectively address their concerns and support an approval decision by the FDA without the need for a hearing."

      The Company's June 30, 2003 balance sheet showed cash and cash equivalents of $1.1 million, total assets of $6.9 million, shareholders' equity of $3.0 million, and no long term debt. The Company has a Convertible Note agreement with a private equity fund that provides for borrowings up to $2 million based upon eligible accounts receivable. The Company has no outstanding borrowings on the Note.

      During the year's second quarter, the Company shipped five lasers and had worldwide disposable sales of 730 units, compared to the shipment of two lasers and worldwide disposable

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CARDIOGENESIS CORPORATION REPORTS
Page 3-3-3

sales of 859 units in the second quarter of 2002. At the end of the 2003 second quarter, there were 428 sites with CardioGenesis lasers for myocardial revascularization, compared to 418 sites at the end of the second quarter of 2002.

Conference Call

      CardioGenesis will host a conference call today, July 23, 2003, to discuss the Company's results for its second quarter and first six months ended June 30, 2003. The call will take place at 11:30 a.m. EDT (Eastern) and will be broadcast live over the Internet. Those interested in listening to the live webcast of the conference call may do so by going to the Company's website at www.cardiogenesis.com.

      Web participants are encouraged to go to the selected website at least 15 minutes prior to the start of the call to register and, if necessary, download and install any needed audio software. An online webcast replay of the call will be accessible at www.cardiogenesis.com for seven days starting shortly after the live webcast.

About CardioGenesis Corporation

      CardioGenesis is a medical device company specializing in the treatment of cardiovascular disease and is a leader in devices that stimulate cardiac angiogenesis. The Company's market leading Holmium: YAG laser system and disposable fiber-optic accessories are used to perform a FDA-cleared surgical procedure known as transmyocardial revascularization (TMR) to treat patients suffering from angina. The CardioGenesis TMR procedure, which is marketed in the U.S. and around the world, has been shown to reduce angina and improve the quality of life in patients with coronary artery disease. The Company's minimally invasive percutaneous myocardial revascularization (PMR) procedure is currently being marketed in Europe and other international markets.

      For more information on the Company and its products, please visit the CardioGenesis web site at www.cardiogenesis.com. For investor relations information, visit the CardioGenesis pages in the "Client" section of the Allen & Caron Inc web site at www.allencaron.com.

Any forward-looking statements in this news release related to the Company's sales, profitability, the adoption of its technology and products and FDA clearances are based on current expectations and beliefs and are subject to numerous risks and uncertainties that could cause actual results to differ materially. Other factors that could cause CardioGenesis' actual results to differ materially are discussed in the "Risk Factors" section of the Company's Annual Report on Form 10-K for the year ended December 31, 2002, its Quarterly Report on Form 10-Q for the first quarter ended March 31, 2003, and the Company's other recent SEC filings. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

                                  TABLES FOLLOW
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CARDIOGENESIS CORPORATION REPORTS
Page 4-4-4

                         CARDIOGENESIS CORPORATION
            CONDENSED AND CONSOLIDATED STATEMENTS OF OPERATIONS

                   (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                (UNAUDITED)

                                     Three Months Ended             Six Months Ended
                                          June 30,                      June 30,
                                   -----------------------       -----------------------
                                     2003           2002           2003           2002
                                     ----           ----           ----           ----
Net revenues                       $  3,090       $  3,010       $  6,512       $  6,168
Cost of revenues                        502            672          1,124          1,498
                                   --------       --------       --------       --------
   Gross profit                       2,588          2,338          5,388          4,670
                                   --------       --------       --------       --------
Operating expenses:
   Research and development             723            437          1,106            643
   Sales, general and
   administrative                     2,744          3,061          5,042          6,433
                                   --------       --------       --------       --------
     Total operating expenses         3,467          3,498          6,148          7,076
                                   --------       --------       --------       --------
        Loss from operations           (879)        (1,160)          (760)        (2,406)
Non-operating income, net                 1          2,297              3          2,304
                                   --------       --------       --------       --------
        Net (loss) income          $   (878)      $  1,137       $   (757)      $   (102)
                                   ========       ========       ========       ========

Net (loss) income per share -
basic and diluted                  $  (0.02)      $   0.03       $  (0.02)      $  (0.00)
                                   ========       ========       ========       ========
Shares used in per share
  computations
     Basic                           37,136         36,979         37,128         36,744
                                   ========       ========       ========       ========
     Diluted                         37,136         37,098         37,128         36,744
                                   ========       ========       ========       ========

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                            CARDIOGENESIS CORPORATION
                    CONDENSED AND CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                         JUNE 30,   DECEMBER 31,
                                           2003        2002
                                         --------   ------------
ASSETS
     Cash and cash equivalents            $1,139      $1,490
     Accounts receivable, net              1,419       1,961
     Inventories, net                      1,531       1,632
     Property and equipment, net             470         589
     Other assets                          2,331       2,083
                                          ------      ------
         Total assets                     $6,890      $7,755
                                          ======      ======


LIABILITIES AND SHAREHOLDERS' EQUITY
     Accounts payable and accrued
     liabilities                          $3,243      $3,423
     Deferred revenue                        601         621
     Shareholders' equity                  3,046       3,711
                                          ------      ------
         Total liabilities and
           shareholders' equity           $6,890      $7,755
                                          ======      ======

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